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                                                                  EXHIBIT (3)(c)


                    CERTIFICATE OF AMENDMENT BY DIRECTORS TO
                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                        THE REYNOLDS AND REYNOLDS COMPANY

                           Ohio Charter Number: 007639

              Pursuant to Section 1701.73 of the Ohio Revised Code


         David R. Holmes, who is the Chairman of the Board of The Reynolds and Reynolds Company, an Ohio corporation for profit (the "Corporation"), does hereby certify that the following is a true and complete copy of the resolution adopting an amendment to the Amended Articles of Incorporation of the Corporation (the "Amended Articles of Incorporation") duly adopted by the Board of Directors of the Corporation at its meeting held on the 18th day of April, 2001 pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of Section 1701.70(B)(1) of the Ohio Revised Code and Section 2.a. of Article FOURTH of the Amended Articles of
Incorporation:

          RESOLVED, that Article FOURTH of the Amended Articles of Incorporation of the Corporation be, and it hereby is, amended to add a new Section 5 providing for a new series of preferred shares of the Corporation and that the form of such amendment and the express terms and provisions of the new series of preferred shares are as follows:

Section 5. Terms and Provisions of Series B Participating Preferred Shares.

         a. DESIGNATION AND AMOUNT. There shall be established a series of Preferred Shares which shall be designated as the "Series B Participating Preferred Shares" and the number of shares constituting such series shall be 2,000,000.

         b. DIVIDENDS AND DISTRIBUTIONS.

         (1) Subject to the provisions for adjustment set forth in this Section 5.b. of this Article FOURTH, the holders of Series B Participating Preferred Shares shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available for the purpose, dividends on each Series B Participating Preferred Share equal to 1,000 (as adjusted from time to time as provided in subparagraph (2) of this Section 5.b. of this Article FOURTH, the "Class A Multiple") times the aggregate amount of dividends or distributions declared (whether or not paid) from time to time per Class A Common Share (other than to the extent that such dividends and distributions are payable in Class A Common Shares); provided that, in the event the dividends and distributions declared on each Series B Participating Preferred Share


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outstanding during the period (a "Dividend Period") between any Dividend Payment
Date (as defined below) and the next subsequent Dividend Payment Date (or, in the case of the first Dividend Period, the period between the date of issuance of the first Series B Participating Preferred Share or any fraction thereof and the next subsequent Dividend Payment Date), do not in the aggregate equal at least $10 per Series B Participating Preferred Share, then each Series B Participating Preferred Share shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available for the purpose, dividends ("Minimum Dividends") on each Series B Participating Preferred Share equal to the difference between $10 and the amount of any dividends or distributions declared on the Series B Participating Preferred Shares during such Dividend Period. Minimum Dividends shall be payable in cash on the Dividend Payment Date ending the applicable Dividend Period. "Dividend Payment Dates" shall mean the dates determined by the Board of Directors, which dates shall be no later than the last day of January, April, June and September in each year.

         (2) In the event the corporation shall at any time or from time to time after May 6, 2001 (the "Rights Declaration Date") (a) declare any dividend or distribution on the Class A Common Shares payable in Class A Common Shares, (b) subdivide the outstanding Class A Common Shares, or (c) combine the outstanding Class A Common Shares into a smaller number of shares, then in each such case the Class A Multiple shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Class A Common Shares outstanding immediately after such event and the denominator of which is the number of Class A Common Shares outstanding immediately prior to such event.

         (3) The corporation shall declare a dividend or distribution on the Series B Participating Preferred Shares as set forth in subparagraph (1) of this
Section 5.b. of this Article FOURTH prior to or simultaneously with a declaration of any dividend or distribution on the Class A Common Shares (other than a dividend or distribution payable in Class A Common Shares) or, in the case of dividends payable on a Dividend Payment Date, prior to such Dividend Payment Date.

         (4) Dividends shall begin to accrue and be cumulative on each outstanding Series B Participating Preferred Share from the date of issuance thereof. Accrued and accumulated but unpaid dividends shall not bear interest. Dividends paid on the Series B Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued, accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series B Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.


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         c. VOTING RIGHTS. Subject to the Ohio Code and any amendments to these
Amended Articles of Incorporation by the Board of Directors providing for the issuance of any series of Preferred Shares (other than the Series B Participating Preferred Shares), the holders of the Class A Common Shares, Class B Common Shares and Preferred Shares of all series (including, without limitation, the Series B Participating Preferred Shares) shall be entitled to one vote per share and shall vote together as a single class for all corporate purposes.

         d. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the corporation, voluntary or otherwise, then, before any distribution or payment shall be made to the holders of Common Shares or any class of stock of the corporation ranking junior to the Series B Participating Preferred Shares in respect of the liquidation, dissolution or winding up of the corporation, first (1) the holders of the Series B Participating Preferred Shares shall be entitled to be paid an amount in dollars equal to (a) the Class A Multiple per share, plus (b) any accrued, accumulated and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment and then (2) the holders of the Series B Participating Preferred Shares shall be entitled to be paid in full an amount per share equal to the Remaining Assets (as defined below) multiplied by a fraction (a) the numerator of which is 20,000 and (b) the denominator of which is the sum of (i) the number of issued and outstanding Series B Participating Preferred Shares multiplied by 20,000, (ii) the number of issued and outstanding Class A Common Shares multiplied by 20 and (iii) the number of issued and outstanding Class B Common Shares.

         "Remaining Assets" shall mean the amount of assets legally available for payment to shareholders of the corporation upon liquidation, dissolution or winding up of the corporation, voluntary or otherwise, minus any payments to holders of Preferred Shares upon liquidation, dissolution or winding up of the corporation, voluntarily or otherwise to be made pursuant to clause (1) of the first sentence of this Section 5.d. of this Article FOURTH or pursuant to any amendments to these Amended Articles of Incorporation made by the Board of Directors providing for the issuance of any other series of Preferred Shares.

         e. CONSOLIDATION, MERGER, ETC. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the Class A Common Shares are exchanged for or converted into other shares or securities, cash or any other property, then in any such case each Series B Participating Preferred Share shall at the same time be similarly exchanged for or converted into an amount per share equal to the Class A Multiple times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Class A Common Share is exchanged or changed; PROVIDED that, the Series B Participating Preferred Shares shall not be exchanged for or converted into Common Shares and in lieu thereof the holders of the Series B Preferred Shares will receive cash or other consideration in the form and amount determined by the Board of Directors to be equivalent to the per share amount referred to immediately preceding this proviso.

         f. NO REDEMPTION. The Series B Participating Preferred Shares shall not be redeemable.

         g. FRACTIONAL SHARES. Series B Participating Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional


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shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series B Participating Preferred Shares.




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         IN WITNESS WHEREOF, the above-named officer, acting for and on behalf of the Corporation, has hereunto subscribed his name on this ____ day of April, 2001.





                              __________________________________________
                              Name: David R. Holmes
                              Title:  Chairman of the Board of Directors




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